Exhibit 10.1

CUSTOM SOFTWARE DEVELOPMENT CONTRACT

THIS CUSTOM SOFTWARE DEVELOPMENT CONTRACT (“Contract” or “Agreement”) is made and entered into this 28th day of June (the “Effective Date”) by and between Voice Assist, Inc., a Nevada corporation (“Voice Assist”), whose principal business address is 2 South Pointe Drive, Suite 100, Lake Forest, California, 92630 and Augme Technologies, Inc., a Delaware corporation (“Customer”), whose principal business address is 350 7th Avenue, 2nd Floor, New York, NY 10001.

WITNESSETH:

WHEREAS, Voice Assist provides voice-activated, enhanced telecommunication services to the public;

WHEREAS, Customer is a provider of mobile marketing technology to leading consumer and healthcare brands;

WHEREAS, Customer would like Voice Assist to develop a customized software platform to facilitate the integration of its marketing and advertising campaigns within Voice Assist’s services; and

WHEREAS, Voice Assist is willing to develop a customized software platform for Customer, subject to the terms and conditions outlined herein;

WHEREAS, Voice Assist and Customer will enter into an Advertising Agreement, dated of even date herewith, for the purchase of Voice Assist advertising services;

NOW THEREFORE, Voice Assist and Customer agree as set forth below:

1.1 Development Plan. This Contract is to develop a customized platform for Customer as more fully described on Exhibit A entitled “Development Plan,” attached hereto and incorporated herein (the “Project”). Voice Assist shall furnish and supervise all the work and schedule, coordinate, contract and administration necessary to complete the development of the Project in an expeditious manner. The Development Plan shall include:

(a)	Detailed Specifications for the Project and custom software platform;
(b)	A list of all items to be delivered to Customer (“Deliverables”); and
(c)	A delivery schedule containing a delivery date for each Deliverable.

1.2 Payment Schedule. Customer will pay Voice Assist a one time, flat fee of Two Hundred Thousand Dollars ($200,000), booked, payable and collectable as of the Effective Date, as compensation for Voice Assist’s Project software development services under this Agreement (the “Contract Price”).

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This fee shall be paid to Voice Assist in three (3) installments as follows: Seventy Five Thousand Dollars ($75,000) within thirty (30) days of the Effective Date of this Agreement; ($75,000 within thirty (60) days of the Effective Date of this Agreement and Fifty Thousand Dollars ($50,000) when the project as described in Exhibit A of this Agreement is complete. The entire Contract Price will be invoiced by Voice Assist on or before June 30, 2012.

1.3 Recoupment of Contract Price. In the event Voice Assist enters into an agreement with and collects a nonrecurring engineering fee from an advertising affiliate or other Voice Assist partner other than Customer, for the development of a customized software platform the same as or similar to the one contemplated herein, Voice Assist shall pay Customer 50% of each such payment collected by Voice Assist until such time as Customer has recouped the Contract Price. Voice Assist shall be liable under this Section 1.3 only as to payments actually received by Voice Assist from its partners or affiliates and in no event shall Voice Assist’s total liability under this Section 1.3 exceed Two Hundred Thousand Dollars ($200,000).

1.4 Voice Assist Warrants. As part of the consideration for entering into this Agreement and the related Advertising Agreement, entered into in conjunction herewith, Voice Assist agrees to grant Customer 100,000 warrants of VSST for fifty cents ($0.50) each under the same terms as those warrants previously issued.

2.1 Acceptance Testing of Software. Immediately upon completion of each development phase set forth in the Development Plan’s delivery schedule, Voice Assist shall deliver and install the Software and shall deliver all documentation and other materials required to be provided in accordance with the delivery schedule. Customer shall have ten (10) days from the delivery of the Software to inspect, test and evaluate it to determine whether the Software satisfies the acceptance criteria in accordance with procedures set forth in the Development Plan.

If the Software does not satisfy the acceptance criteria, Customer shall give Voice Assist written notice stating why the Software is unacceptable. Voice Assist shall have ten (10) days from the receipt of such notice to correct the deficiencies. Customer shall then have seven (7) days to inspect, test and reevaluate the Software. If the Software still does not satisfy the acceptance criteria, Customer shall have the option of either: (1) repeating the procedure set forth above, or (2) terminating this Agreement pursuant to the section of this Agreement entitled “Termination.”

Upon completion of the final development phase set out in the Development Plan, acceptance testing shall be performed on the Software in its entirety to determine whether the Software satisfies the acceptance criteria and operates with internal consistency. Customer shall have seven (7) days to perform such tests. If the completed Software does not satisfy the acceptance criteria, the parties shall follow the acceptance procedures described in the preceding paragraph.

If and when the acceptance tests establish the Software delivered upon completion of any phase of development complies with the acceptance criteria, Customer shall promptly notify Voice Assist that it accepts the delivered Software.

3.1 Project Timing. Voice Assist shall devote its best efforts to completion of the Project on time, in accordance with the Development Plan. Delay in the Project arising from Customer’s failure to comply with the provisions of this Contract shall result in no revisions to the Contract Price, but shall allow Voice Assist an equitable adjustment to the delivery schedule in the Development Plan. Delay in the Project arising from Voice Assist’s failures to deliver shall result in Customer’s ability to withhold payments, until completion of all Deliverables as required under the Development Plan and there shall be a fifteen percent (15%) decreasing adjustment to the Contract Price to take into consideration additional costs or lost benefits, which Customer may incur for delays in the implementation of the Project and unanticipated additional administrative expenses.

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4.1 Changes to Project. The Customer, without invalidating the Contract, may order changes to the Project consisting of additions, deletions, or modifications. All changes to the Project shall be pursuant to a written change order prepared by Voice Assist and executed by both Customer and Voice Assist (the “Change Order”), which shall set forth (a) the cost of the change in the Project; (b) the change, if any, in the Project, (c) the change, if any, in the Contract Price; and (d) the change, if any, to the Development Plan schedules (both delivery and payment). If Voice Assist anticipates a change in the scope of the Work that shall cause the Contract Price to be exceeded, Contractor shall notify Owner in writing and only written and executed Change Orders shall become part of the Contract and cause an increase in the Contract Price equal to that set forth in the Change Order.

5.1 Customer’s Responsibilities. Customer shall furnish all Project related documents to Voice Assist and shall forward all instructions to Voice Assist. Customer shall select in a timely manner all design and related items required during the development process. Customer agrees to cooperate and make every reasonable effort to assist Voice Assist during the course of development.

6.1 Ownership of Project. Voice Assist retains all right, title and interest in anything created or developed by Voice Assist for Customer under this Agreement (“Work Product”) including all patents, copyrights, trade secrets and other proprietary rights.

6.2 Ownership of Technology. Customer acknowledges that Voice Assist owns or holds a license to use and sublicense various preexisting development tools, routines, subroutines and other programs, data and materials (specifically including the Voice Assist platform and each of its components) that Voice Assist may include in the Project developed under this Contract (the “Background Technology”).

Voice Assist retains all right, title and interest, including all copyright, patent rights and trade secret rights in the Background Technology. Subject to full payment of the Contract Price due under this Contract, Voice Assist grants Customer a nonexclusive, perpetual worldwide license to use the Background Technology solely in the Project developed for and delivered to Customer under this Contract. However, Customer shall make no other commercial use of the Background Technology without Voice Assist’s prior express written consent. Customer expressly acknowledges and agrees that it has no right, title or interest in such Background Technology and further that Customer will obtain no right, title or interest in the Background Technology.

6.3 Infringement Indemnity. Voice Assist will defend and indemnify Customer against a claim that the Work Product infringes a copyright or patent or other intellectual property right, provided that: (a) Customer notifies Voice Assist in writing within thirty (30) days of the claim; and (b) Customer provides Voice Assist with the assistance, information and authority necessary to perform Voice Assist’s obligations under this Section. If the Work Product is held or is believed by Voice Assist to infringe, Voice Assist shall have the option, at its expense, to (a) modify the Work Product to be non-infringing; or (b) obtain for Customer a license to continue using the Work Product.

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7.1 Termination by Customer. Customer may terminate the Contract at any time by providing thirty (30) days advance written notice to Voice Assist; however, termination shall not relieve Customer’s obligations specified in this Contract. Further, Customer expressly acknowledges and agrees that in the event the Contract is terminated by Customer, Customer will still be liable for the Contract Price through the date of termination of this Contract.

7.2 Termination by Voice Assist. Voice Assist may terminate this Contract immediately if Customer materially breaches this Contract. Voice Assist may also terminate this Contract by providing written notice to Customer if Customer permanently discontinues business or is adjudicated a bankrupt or files a voluntary petition in bankruptcy or reorganization.

8.1 Confidentiality. During the term of this Agreement and for four (4) years afterward, the parties will use reasonable care to prevent the unauthorized use or dissemination of the other’s confidential information, including the terms of this Agreement. Reasonable care means at least the same degree of care each party uses to protect its own confidential information from unauthorized disclosure.

9.1 Relationship of Parties. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture or other form of joint enterprise between the parties. Voice Assist is solely an independent contractor, and neither Voice Assist nor Voice Assist’s staff is, or shall be deemed, Customer’s employees. In its capacity as an independent contractor, Voice Assist agrees and represents, and Customer agrees, as follows:

(a)	Voice Assist will furnish all equipment and materials used to provide the services required by this Agreement;
(b)	The services required by this Agreement shall be performed by Voice Assist’s staff, and Customer shall not be required to hire, supervise or pay any other individuals or entities to assist Voice Assist;
(c)	Voice Assist is responsible for paying all expenses of its staff;
(d)	Voice Assist is responsible for the collection and payment of all taxes associated with this Contract.

10.1 Dispute Resolution – Binding Arbitration. The Parties agree that if any dispute arises from or relates to this Contract, that is not resolved through mediation or other informal settlement negotiations, such dispute shall be determined in a binding arbitration proceeding conducted in Orange County, California administered by a single neutral arbitrator mutually acceptable to the Parties or, if the Parties are unable to agree on an arbitrator, by an arbitrator selected through the American Arbitration Association. The Arbitrator shall have the authority to grant both legal and equitable relief, and judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator shall be final and binding upon the Parties and in the event of any need to clarify or interpret the decision of the arbitrator, the matter shall be resubmitted to the arbitrator for clarification or interpretation. Neither party shall initiate any litigation or other dispute resolution procedure (other than mediation or informal settlement negotiations, which are allowed and encouraged) and any attempt to do so shall be void and of no effect.

11.1 Governing Law. This Contract shall be governed by the laws of the State of California without regard to conflicts of law principles.

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12.1 Successors and Assigns. The parties shall not assign their rights hereunder without the prior express written consent of the other party, provided that Voice Assist can subcontract any portion of the Project. Subject to the immediately preceding sentence, Customer and Voice Assist, respectively, bind themselves, their successors, assigns and legal representatives to the other party and to successors, assigns and legal representatives of such other party with respect to all covenants of this Contract. This section shall survive the termination of this Agreement.

12.2 No Third-Party Beneficiaries. Nothing contained herein shall create a contractual relationship with, or any rights in favor of, any third party.

12.3 Attorneys’ Fees. The prevailing party in any arbitration or other dispute (including mediation or informal settlement discussions) arising out of any interpretation, enforcement, default or failure in performance by the other party hereunder shall be entitled to receive all of its costs incurred in prosecution or defense thereof, along with enforcement of any judgment, order or other award, including all attorneys’ fees, incurred therefor.

12.4 Notices. Any notice hereunder shall be given in writing to the party for whom it is intended and delivered either in person or by United States Certified or Registered Mail, postage prepaid, return receipt requested, or by facsimile, at addresses listed on the signature page hereto.

12.5 No Waiver. If either Voice Assist or Customer waives the performance of any term, covenant or condition of this Contract, such waiver shall not be deemed to be a waiver of the term, covenant or condition itself, or a waiver of any subsequent breach of the same or any other term, covenant or condition. Failure by either to enforce any of the terms, covenants or conditions of this Contract for any length of time shall not be deemed to waive or decrease the right of such party to insist thereafter upon strict performance by the other party. Nor shall any customary practice which may occur between the parties in the course of administering this Contract be construed to waive or lessen any right of a party to insist upon the performance by the other of any term, covenant, or condition herein or to exercise any rights given a party on account of any default. Waiver by either party of any term, covenant or condition of this Contract may be made only by written document signed by such party.

12.6 Severability. If any provision of this Contract or the application of any provision of this Contract to any person or circumstance shall be found to be invalid or unenforceable to any extent, the remainder of this Contract and the application of any such provision to other persons or circumstances shall not be effected, and shall be enforced to the greatest extent permitted by law.

12.7 Modification. This Contract may not be modified, extended, canceled or discharged, or any covenant or provision waived, except by an agreement in writing, signed by the party against whom enforcement of the modification, extension, discharge or waiver is sought.

12.8 Headings. The headings and titles of the paragraphs used herein are used for convenience only, and shall have no effect upon the construction or interpretation of this Contract.

12.9 Counterparts; Facsimile/Email Transmission. This Contract may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Contract agrees that its own facsimile and/or emailed signature will bind it and that it accepts the facsimile and/or emailed signature of each other party to this Contract.

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12.10 Entire Contract. This Contract constitutes the entire Contract of the parties with respect to the subject matter and supersedes all prior negotiations, understandings, and Contracts between them. Both Voice Assist and Customer acknowledge and agree that neither party has relied on any representations or promises in connection with this Contract not contained herein. Notwithstanding the foregoing, Voice Assist and Customer acknowledge that the parties have also entered into a Platform License Agreement for use by Customer of Voice Assist’s background technology.

IN WITNESS WHEREOF, the Parties have caused this Custom Software Development Contract to be executed as of the date first set forth above.

VOICE ASSIST:

Dated: June 28, 2012	VOICE ASSIST, INC.

	By:	/s/ Michael Metcalf
	Name:	Michael Metcalf
	Its:	Chief Executive Officer
	Mail:	2 South Pointe Drive, Suite 100 Lake Forest, California, 92630

CUSTOMER:

Dated: June 28, 2012	AUGME TECHNOLOGIES, INC.

	By:	/s/ Paul Arena
	Name:	Paul Arena
	Its:	Chief Executive Officer
	Mail:	350 7th Avenue, 2nd Floor New York, NY 10001

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EXHIBIT A

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CUSTOM SOFTWARE DEVELOPMENT CONTRACT

Development Plan:

1)	In-Message Advertising™

Voice Assist will incorporate Hipcricket ad banner serving code in Voice Assist Mobile Apps and Voice Assist Emails (sent from free accounts) to allow non-targeted advertisements to be displayed. Requires Ad Banner integration information from HipCricket.

●	Estimated completion: July 31st 2012

2)	In-Audio Advertising™

Voice Assist will work with Augme to optimize the effectiveness of audio advertising within the Voice Assist audio experience. This may include a branding attribution upon log-in to the Voice Assist platform, an audio advertising after x actions (dial, email, text, post) or location based ad opportunities. Audio ads will be actionable by voice commands; such as love it, like it, hate it, buy it, share it, connect me or text me.

●	Voice Assist will develop a test version of the Voice Assist service that incorporates different types of audio advertising (branding, direct response, interactive).

●	Voice Assist will conduct research to determine the potential effectiveness of the different forms.

●	Voice Assist will provide hooks for integration into the Hipcricket platform allowing the platform to serve ads into the Voice Assist service and provide data on usage and actions taken.

●	Estimated completion: September 30th 2012

3)	DriveMode Advertising™

A mobile app will be used to listen to music or Internet radio and will be location and audio aware. Audio advertisements will be inserted based on location (drive by), time and user profile. The app will pause music and read data messages upon receipt (text, Facebook, Twitter, email). Drivers can respond verbally and then continue to listen to the audio content. Advertisements will be actionable with voice commands; such as love it, like it, hate it, buy it, share it, connect me, text me.

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●	Voice Assist will develop a mobile app that works with a 3rd party music or internet radio service, Voice Assist communication services (Text, Email, Call, Post), interactive audio ad’s and related mobile banner ads.
●	The App will capture location information to allow geo-tagged ad serving.
●	The App will capture spoken audio through the device microphone to enable voice commands for the interactive ads and the Voice Assist services.
●	The App and cloud based services will be audio aware ensuring that when one audio based service is playing it can be interrupted by a higher priority audio service, such as incoming calls or text messages.
●	Voice Assist will provide hooks for integration into the Hipcricket platform allowing the platform to serve ads into the Voice Assist service and provide data on usage and actions taken.
●	Estimated completion: September 30th 2012

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